Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: ir@gipreit.com

GENERATION INCOME PROPERTIES
ANNOUNCES EXPANSION OF PORTFOLIO WITH CLOSING OF
$4.7 MILLION ACQUISITION

Tampa, FL, January 4th, 2022 – Generation Income Properties, Inc. (NASDAQ: GIPR) (“GIP” or the “Company”) announced the closing of an approximately 30,000 SF single-tenant retail building in Grand Junction, Colorado for total consideration of approximately $4.7 million on December 28th, 2021. The building is occupied by Best Buy (NYSE: BBY), which currently holds an investment grade credit rating of BBB on the Standard & Poor's scale. There is approximately 5.5 years remaining on the building’s current lease term, with the option for the tenant to renew for one (1) five (5) – year period, and annualized base rental income of $353,000.

The Company funded the acquisition with approximately 50% cash and 50% debt. “We are pleased to add another credit-quality asset to our portfolio in a high-growth market," noted David Sobelman, President and Chief Executive Officer of GIP, “This transaction highlights our continued focus on acquisitions and expanding our portfolio with high quality tenants across the US.”

About Generation Income Properties

Generation Income Properties, Inc., located in Tampa, Florida, is an internally managed real estate corporation formed to acquire and own, directly and jointly, real estate investments focused on retail, office and industrial net lease properties located primarily in major United States cities. The Company intends to elect to be taxed as a real estate investment trust. Additional information about Generation Income Properties, Inc. can be found at the Company’s corporate website: www.gipreit.com.

Forward-Looking Statements

This press release, whether or not expressly stated, may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believe,” “intend,” “expect,” “plan,” “should,” “will,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These statements reflect the Company's expectations regarding future events and economic performance and are forward-looking in nature and, accordingly, are subject to risks and uncertainties. Such forward-looking statements include risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements which are, in some cases, beyond the Company's control which could have a material adverse effect on the Company's business, financial condition, and results of operations. These risks and uncertainties include our limited operating history, potential changes in the economy in general and the real estate market in particular, the COVID-19 pandemic, and other risks and uncertainties that are identified from time to in our SEC filings, including those identified in our registration statement on Form S-11 (File No. 333-235707), which are available at www.sec.gov. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company's business, financial condition, and results of operations. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Any forward-looking statement made by us herein speaks only as of the date on which it is made. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof, except as may be required by law.

1 | GENERATION INCOME PROPERTIES | 401 E Jackson St, Suite 3300, Tampa, FL 33602 | (813) 448-1234